Exhibit 99.1

For Immediate Release	Contact: Frank Paci
May 6, 2009	(919) 774-6700

THE PANTRY ANNOUNCES THE PASSING OF STEVEN J. FERREIRA, SENIOR VICE PRESIDENT OF BUSINESS DEVELOPMENT AND REAL ESTATE

Sanford, North Carolina, May 6, 2009 - It is with great sadness that The Pantry, Inc. (NASDAQ: PTRY), announces that Steven J. Ferreira, 52, its Senior Vice President of Business Development and Real Estate, passed away on May 5, 2009. During Mr. Ferreira’s long tenure he served in numerous leadership roles but was best known for his contributions in the development and execution of the Company’s acquisition strategy.

“All of us at The Pantry mourn this loss, and our thoughts and prayers are with his family,” said Peter J. Sodini, Chairman and Chief Executive Officer. “Steve’s passion, dedication and loyalty will be sorely missed by his many friends and colleagues. Serving side-by-side with Steve since he joined us 12 years ago, I have had the privilege of working closely with one of the most talented individuals in our industry as we acquired over 1,600 stores in almost 100 separate transactions.”

Steve Ferreira had a long and distinguished career and leaves behind a creative and entrepreneurial legacy at The Pantry. He has served as The Pantry’s Senior Vice President, Business Development and Real Estate, since May 2008. Prior to that, Mr. Ferreira served as Vice President, Administration since February 2001 and as Vice President, Strategic Planning since May 1997. Before joining The Pantry, he was Chief Operating Officer of The Store 24 Companies, Inc., a New England-based convenience store chain.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of April 10, 2009, the Company operated 1,648 stores in eleven states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.